Execution Copy

Exhibit 2.1
FIRST AMENDMENT

TO THE

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CF INDUSTRIES NITROGEN, LLC

March 30, 2018
This First Amendment (this “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement of CF Industries Nitrogen, LLC, a Delaware limited liability company (the “Company”), effective as of December 18, 2015, by and between CF Industries Sales, LLC, a Delaware limited liability company (“CFS”), and CHS Inc., a Minnesota cooperative (“CHS”) (as amended, supplemented or otherwise modified from time to time, the “LLC Agreement”) is adopted, executed and agreed to as of March 30, 2018, pursuant to Section 14.1 of the LLC Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement.
WHEREAS, CFS is a Member of the Company holding a Membership Interest in the Company that, as of the date hereof, represents a Percentage Interest in the Company equal to approximately 88.3%, subject to adjustment as set forth in the LLC Agreement, including for the allocation of Net Profits and Net Losses for the 2017 and 2018 Fiscal Years, as applicable (the “Transferred Interests”);
WHEREAS, pursuant to Section 10.2 of the LLC Agreement, any Member may Transfer all or a Transferrable Portion of its Membership Interests at any time to an Affiliate of such Member in its sole discretion, without the consent of the Board of Managers or any other Member;
WHEREAS, CFS and CF USA Holdings, LLC, a Delaware limited liability company and Affiliate of CFS (“CF-USA”), have entered into that certain Contribution Agreement, effective as of the Effective Time (as defined therein), pursuant to which CFS has contributed, transferred, conveyed, assigned and delivered to CF-USA all of its right, title and interest in and to the Transferred Interests in the Company, and CF-USA has accepted all of CFS’ right, title and interest in and to the Transferred Interests in the Company (the “Transfer”);
WHEREAS, pursuant to Section 10.2 of the LLC Agreement, if an Affiliate of a Member shall acquire all of such Member’s Membership Interest in the Company, then such transferee Affiliate shall be substituted for such Member and shall succeed to such Member’s right to appoint Managers;

825497.04-WILSR01A - MSW

WHEREAS, pursuant to a joinder agreement substantially in the form attached hereto as

Exhibit A, CF-USA has agreed to become a party to, and be bound by, the provisions of the LLC Agreement as a Member thereunder;
WHEREAS, the Board of Managers has acknowledged the Transfer and desires to admit CF-USA as an Additional Member of the Company pursuant to Section 10.3 of the LLC Agreement in substitution of CFS; and
WHEREAS, pursuant to Section 14.1 of the LLC Agreement, the Board of Managers wishes to amend the LLC Agreement in order to reflect the admission of CF-USA as an Additional Member in substitution of CFS.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:
Section 1.    Amendments. CF-USA is hereby admitted as an Additional Member of the Company in substitution of CFS, effective as of the date hereof. Schedule A of the LLC Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.
Section 2.    Effect. From and after the date hereof (i) all references in the LLC Agreement to CFS shall be deemed to be references to CF-USA, (ii) CFS shall automatically cease to be a Member and shall no longer be bound by the LLC Agreement and (iii) all references to the LLC Agreement shall be deemed to be references to the LLC Agreement as amended hereby.
Section 3.    Ratification. Except as expressly modified by this Amendment, each term and provision of the LLC Agreement is hereby ratified and confirmed and shall continue in full force and effect.
Section 4.    Governing Law. This Amendment and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws, without regard to its conflicts of law doctrine.
Section 5.    Counterparts. This Amendment may be executed in any number of counterparts (including by means of telecopied signature pages) with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.
[Signature Page Follows]

825497.04-WILSR01A - MSW

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

CF INDUSTRIES NITROGEN, LLC
By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard Title: Senior Vice President, General Counsel, and Secretary

CF USA HOLDINGS, LLC
By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard Title: Senior Vice President, General Counsel, and Secretary

CF INDUSTRIES SALES, LLC
By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard Title: Senior Vice President, General Counsel, and Secretary

CHS INC.
By:	/s/ Richard A. Dusek
Name: Richard A. Dusek Title:

[Amendment to Second Amended and Restated LLC Agreement of CF Industries Nitrogen, LLC]

Exhibit A
Joinder (see attached)

825497.04-WILSR01A - MSW

JOINDER AGREEMENT
TO THE
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CF INDUSTRIES NITROGEN, LLC
March 30, 2018
Reference is made to that certain Second Amended and Restated Limited Liability Company Agreement of CF Industries Nitrogen, LLC, a Delaware limited liability company (the “Company”), effective as of December 18, 2015, by and between CF Industries Sales, LLC, a Delaware limited liability company (“CFS”), and CHS Inc., a Minnesota cooperative (as amended, supplemented or otherwise modified from time to time, the “LLC Agreement”). Capitalized terms used herein but not defined herein have the respective meanings ascribed to such terms in the LLC Agreement.
In connection with the Transfer by CFS (“Transferor”), of all of its right, title and interest in and to, and duties, liabilities and obligations arising in connection with, all of its Membership Interests in the Company to CF USA Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of CFS (“Transferee”), pursuant to that certain Contribution Agreement, effective as of the Effective Time (as defined therein), by and between Transferor and Transferee (the “Contribution Agreement”), the undersigned hereby (i) agrees to become a party to, and be bound by, the provisions of the LLC Agreement as a Member and (ii) assumes all of the Transferor’s duties, liabilities, and obligations under the LLC Agreement and agrees to pay, perform, and discharge, as and when due, all of the obligations of the Transferor under the LLC Agreement accruing on and after the Effective Time (as defined in the Contribution Agreement).
This joinder agreement shall be effective as of the Effective Time (as defined in the Contribution Agreement) and shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of law that would result in the application of the laws of another jurisdiction.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this joinder agreement as of the date first above written.

CF USA HOLDINGS, LLC
By:	_____________________________________
Name: Douglas C. Barnard Title: Senior Vice President, General Counsel, and Secretary

[CF Industries Nitrogen, LLC Joinder Agreement]